Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Douglas B. Cannon
Senior Vice President & CFO
(214) 210-8842
ODYSSEY HEALTHCARE ANNOUNCES SALE OF SALT LAKE CITY PROGRAM;
CONSOLIDATES PROGRAMS IN CHICAGO AND NEW MEXICO; PRELIMINARY
SECOND-QUARTER 2006 RESULTS
     DALLAS, TEXAS (July 24, 2006) — Consistent with the Company’s previously announced ongoing strategic review of its hospice programs, Odyssey HealthCare, Inc. (NASDAQ: ODSY) today announced the sale of its hospice facility in Salt Lake City, Utah, and the consolidation of four programs in Chicago and New Mexico. In addition, Odyssey today reported preliminary results for the second quarter of 2006.
     Odyssey has sold its unprofitable Salt Lake City facility, which serves approximately 40 patients, to HomeCare Specialists, LLC. Terms of the transaction were not disclosed. The Company also announced that it would consolidate two of its programs in the Chicago area and two programs in New Mexico. This consolidation is expected to be completed during the third quarter of 2006 and is expected to positively impact net revenue beginning in the latter part of the third quarter. A team of professionals from each program will oversee the integration process, and there will be no disruption to patients and their families or to the staff at the programs.
     The Company said the sale of the Salt Lake City program would have a positive impact on both earnings and the Medicare cap. It will, however, also result in a second quarter of 2006 charge of approximately $7.4 million, net of income tax, or $0.22 cents per diluted share, of which $7.3 million, net of income tax, will be a non-cash write-off of intangible assets. The disposition will be accounted for as a discontinued operation. The Company estimates that it will recognize an additional charge from the sale of the Salt Lake City program of approximately $0.4 million, net of income tax, in the third quarter of 2006.
     The Company is in the process of finalizing the second quarter 2006 financial results. Although subject to internal review and potential revisions, the Company estimates that earnings per diluted share from continuing operations will be $0.19 to $0.20 for the second quarter of 2006. The Company estimates that the net loss per diluted share, inclusive of the charge related to discontinued operations, will be $0.02 to $0.03 for the second quarter of 2006.
     “As a part of the disciplined business strategy review we initiated earlier this year, we have been analyzing our portfolio, market-by-market and program-by-program, to understand the drivers of each program and to implement program specific initiatives to best manage the Company’s growth and it’s Medicare contractual allowance,” said Robert A. Lefton, President and Chief Executive Officer of Odyssey. “Following this analysis, we concluded that, while we are proud of the care being provided by our Salt Lake City program, it remains unprofitable. We believe its disposition will positively impact our earnings on a go forward basis immediately and will allow us to increase our focus on our more profitable programs.”

     “The consolidation of programs in Chicago and New Mexico will allow us to broaden the geographic area we serve with a single provider number and should help us achieve a more balanced patient mix, which, in turn, should increase our net revenue going forward. We will continue to look for targeted opportunities for both earnings improvements and revenue growth in order to improve our overall profitability. In addition, we intend to continue to pursue both organic growth initiatives and strategic acquisition opportunities, employing our strong balance sheet and cash flow. Overall, I am pleased with our progress so far managing the Medicare cap and executing on our previously articulated strategic business initiatives.”
     Odyssey will release earnings for the quarter-ended June 30, 2006, after the markets close on Monday, July 31, and host a conference call to discuss the Company’s quarterly results and provide an update on its business on Tuesday, August 1, 2006, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). The call will be broadcast live and can be accessed through the Investor Relations section of the Company’s website at www.odsyhealth.com. An online archive of the broadcast, commencing approximately two hours after the live call, will also be available for two weeks.
     Based in Dallas, Odyssey has 81 Medicare-certified hospice programs in 30 states. In terms of both average daily patient census and number of locations, the Company is one of the largest providers of hospice care in the country. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.
Certain statements contained in the presentation are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in the presentation to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, general market conditions; adverse changes in reimbursement levels under Medicare and Medicaid programs; increases in inflation including inflationary increases in patient care costs; adverse changes in the Medicare payment cap limits and increases in the Company’s Medicare cap contractual adjustment; decline in patient census growth; challenges inherent in and potential changes in the Company’s growth and expansion strategy; our ability to effectively implement the Company’s 2006 operations initiatives; the ability to attract and retain healthcare professionals; the Company’s dependence on patient referral sources and potential adverse changes in patient referral practices of those referral sources; our ability to implement a new integrated billing and clinical management and electronic medical records system; changes in state or federal income, franchise or similar tax laws and regulations; adverse changes in the state and federal licensure and certification laws and regulations; adverse results of regulatory surveys; delays in licensure and/or certification; government and private party, legal proceedings and investigations; cost of complying with the terms and conditions of the corporate integrity agreement; adverse changes in the competitive environment in which the Company operates; adverse impact of natural disasters; changes in our estimate of additional compensation costs under FASB Statement No. 123(R); and the disclosures contained under the headings “Government Regulation and Payment Structure” in “Item 1. Business” and “Item 1A. Risk Factors” of Odyssey’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2006, and its most recent report on Form 10-Q and in its other filings with the Securities and Exchange Commission. Many of these factors are beyond the ability of the Company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.